Exhibit 99.2

Contact: Tim Berryman
Director – Investor Relations
Medical Properties Trust, Inc.
(205) 397-8589
tberryman@medicalpropertiestrust.com

MEDICAL PROPERTIES TRUST ANNOUNCES UPSIZING AND PRICING OF PUBLIC OFFERING OF COMMON STOCK

BIRMINGHAM, Ala., September 27, 2016 – Medical Properties Trust, Inc. (the “Company” or “MPT”) (NYSE: MPW) announced today that it has priced its underwritten public offering of 50,000,000 shares of its common stock, upsized from 33,500,000 shares of common stock, at a public offering price of $14.50 per share. The Company has granted the underwriters a 30-day option to purchase up to an additional 7,500,000 shares of its common stock. The Company estimates that the net proceeds from the offering, after underwriting discounts and commissions and estimated offering expenses, will be approximately $695.1 million, or approximately $799.5 million if the underwriters’ option to purchase additional shares is exercised in full.

The Company intends to use the net proceeds from the offering to partially fund its previously announced acquisition of a portfolio of assets from Steward Health Care System LLC (“Steward”) as well as a portion of its previously announced acquisition of assets from affiliates of Median Kliniken S.à.r.l. (“MEDIAN”). The offering is not conditioned upon the successful completion of the Steward or MEDIAN acquisitions. Pending closing of the Steward and MEDIAN acquisitions, the Company intends to invest the net proceeds of this offering in short-term interest-bearing securities.

BofA Merrill Lynch, Barclays, Credit Agricole CIB, Goldman, Sachs & Co., J.P. Morgan, KeyBanc Capital Markets, RBC Capital Markets and Wells Fargo Securities acted as joint book running managers for the offering; BBVA, SunTrust Robinson Humphrey, Credit Suisse, Deutsche Bank Securities, MUFG and Stifel acted as co-lead managers.

The offering is expected to close on September 30, 2016, subject to customary closing conditions. All of the shares of common stock will be issued under the Company’s effective shelf registration statement previously filed with the Securities and Exchange Commission (“SEC”). The offering is being made only by means of a prospectus supplement and accompanying prospectus. When available, copies of the final prospectus supplement and the prospectus relating to the offering may be obtained from BofA Merrill Lynch, Attention: Prospectus Department, 200 North College Street, 3rd Floor, NC1-004-03-43, Charlotte, NC 28255-0001 or

by email at dg.prospectus_requests@baml.com, or from Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone at 1 (888) 603-5847 or by email at barclaysprospectus@broadridge.com, or by visiting the EDGAR database on the SEC’s web site at www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any shares of the Company’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Medical Properties Trust, Inc.

Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. MPT’s financing model allows hospitals and other healthcare facilities to unlock the value of their underlying real estate in order to fund facility improvements, technology upgrades, staff additions and new construction. Facilities include acute care hospitals, inpatient rehabilitation hospitals, long-term acute care hospitals, and other medical and surgical facilities.

This press release includes “forward-looking statements” within the meaning of securities laws of applicable jurisdictions. Forward-looking statements can generally be identified by the use of forward-looking words such as “may”, “will”, “would”, “could”, “expect”, “intend”, “plan”, “aim”, “estimate”, “target”, “anticipate”, “believe”, “continue”, “objectives”, “outlook”, “guidance” or other similar words, and include statements regarding MPT’s plans, strategies, objectives, targets, future expansion and development activities and expected financial performance. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: the satisfaction of all conditions to, and the timely closing (if at all), of the Steward and MEDIAN acquisition and related transactions; Steward’s and MEDIAN’s expected rent coverage; the capacity of Steward, MEDIAN and the Company’s other tenants to meet the terms of their agreements; expected payout ratio; the amount of acquisitions of healthcare real estate, if any; capital markets conditions; the repayment of debt arrangements; statements concerning the additional income to the Company as a result of ownership interests in certain hospital operations and the timing of such income; the payment of future dividends, if any; completion of additional debt or equity arrangements, and additional investments; national and international economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or healthcare real estate in particular; and the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain equity or debt financing secured by our properties or on an unsecured basis, and the factors referenced under the section captioned “Item 1.A Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 and “Item 1.A Risk Factors” in our quarterly report on Form 10-Q for the quarter ended June 30, 2016. Actual results, performance or achievements may vary materially from any projections and forward looking statements and the assumptions on which those statements are based. Readers are cautioned not to place undue reliance on forward-looking statements, and MPT disclaims any responsibility to update such information.

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